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[DESCRIPTION]STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
Exhibit 11
Sutron Corporation
Computation of Per Share Earnings

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					       Three Months Ended		         Nine Months Ended
                                             			September 30,			September 30,
                                          			        1998	     1997		      1998		    1997
                                        			___________	_________	________	________
Basic EPS
Average shares outstanding		    4,224,384	4,225,851	4,225,356	4,225,851
Net Income				     $195,146	 $113,042	 $614,844	 $354,859
Net Income per common share		             $.05	         $.03	         $.15	         $.08

Dilutive EPS
Average shares outstanding		   4,224,384	4,225,851	4,225,356	4,225,851
Effect of dilutive securities		      148,761	   170,506	   169,110 	   163,957
Total average shares outstanding		   4,373,145	4,396,357	4,394,466	4,389,808
Net earnings				    $195,146	 $113,042	 $614,844	 $354,859
Net income per diluted share		            $.04	         $.03	$         .14	         $.08


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